[Printed on Community Bancorp, Inc. letterhead]


                  OFFER TO PURCHASE FOR CASH UP TO
                 222,222 SHARES OF ITS COMMON STOCK
     (INCLUDING THE ASSOCIATED PREFERRED SHARED PURCHASE RIGHTS)
               AT A PURCHASE PRICE OF $13.50 PER SHARE



October 1, 2002




To Brokers, Dealers, Commercial Banks, Trust Companies and Other
Nominees:

Community Bancorp, Inc., a Massachusetts corporation (the "Company"), has made an offer to purchase for cash up to 222,222 shares of its common stock, par value $2.50 per share (including the associated Preferred Share Purchase Rights [the "Rights"], the "Shares"), at the price, upon the terms and subject to the conditions set forth in its Offer to Purchase dated October 1, 2002 and in the related Letter of Transmittal (which together constitute the "Offer"). We enclose the materials listed below relating to the Offer. Unless the Rights become exercisable or separately tradeable prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), a tender of Shares will also constitute a tender of the associated Rights. Unless the context requires otherwise, all references herein to Shares include the associated Rights.

All Shares validly tendered will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. See Section 1 of the Offer to Purchase.

If, prior to the Expiration Date, more than 222,222 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from Odd Lot Owners (as defined in Section 2 of the Offer to Purchase) who validly tender their Shares and then on a pro rata basis from all other shareholders whose Shares are validly tendered.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer. See Section 6 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

 1.  Offer to Purchase dated October 1, 2002

 2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

 3. Letter, dated October 1, 2002, from James A. Langway, President and C.E.O. of the Company;

 4. Letter of Transmittal for your use and for the information of your clients (together with Substitute Form W-9 and guidelines); and

 5. Notice of Guaranteed Delivery to be used to accept the Offer if Share certificates and all other required documents cannot be delivered to the Company by the Expiration Date.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. E.S.T. TIME, ON NOVEMBER 1, 2002, UNLESS THE OFFER IS EXTENDED.

No fees or commissions will be payable to brokers, dealers or any other persons for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to Company with certificate(s) representing the tendered Shares all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

As described in Section 3 of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates, if such tenders are made by or through a broker or dealer which is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. Certificates for Shares so tendered, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Company within five business days after timely receipt by the Company of a properly completed and duly executed Notice of Guaranteed Delivery.


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

Any inquiries you may have with respect to the Offer should be addressed to the Company.

Additional copies of the enclosed material may be obtained from the Company.

Very truly yours,

COMMUNITY BANCORP, INC.



By: /s/ James A. Langway
    --------------------
    James A. Langway
    President and Chief Executive Officer

Enclosures





NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.




















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